Summary of modification to Timothy R. Donovan Offer Letter, Agreement Relating to Employment and Post-Employment Competition and Outstanding Equity Awards with “Retirement with Notice” Provisions dated September 24, 2024 On September 24, 2024, the Registrant and Timothy R. Donovan agreed to extend his employment period notwithstanding his prior notice to the Registrant of his intent to retire pursuant to the correspondence sent by the Registrant to Mr. Donovan as set forth below: Reference is made to that certain Notice by Timothy R. Donovan to Vestis Corporation (the “Company”) dated as of April 2, 2024. The Company hereby confirms that Timothy R. Donovan and the Company have agreed to extend Mr. Donovan’s employment beyond October 4, 2024. The Company hereby agrees that the 6-month notice period in connection with a “Retirement with Notice” pursuant to Mr. Donovan’s Offer Letter, dated December 31, 2021, and equity award letters has been satisfied and Mr. Donovan’s retirement will be effective as of the date set forth in a Retirement Notice delivered by Mr. Donovan to the Company at a future date (which retirement effective date shall be no less than two weeks after the date such Retirement Notice is delivered to the Company), not October 4, 2024, and Mr. Donovan’s employment shall remain in place in accordance with the current terms until the date set forth in the Retirement Notice to be delivered by Mr. Donovan at a future date. Exhibit 10.17